Appendix 2

PHILIP SERVICES CORPORATION
STOCK-BASED BONUS PLAN

     1.   Purpose. PHILIP SERVICES CORPORATION, a Delaware corporation, hereby adopts the Philip Services Corporation Officers’ Stock-Based Bonus Plan. The purpose of the Plan is to attract and retain outstanding individuals to serve as Employees and Outside Directors of the Company and to strengthen the mutuality of interest between such persons and the Company’s stockholders, by providing the Participants with incentive compensation based upon the value of the Company’s Stock. Certain capitalized terms are defined in Section 14 of the Plan.

     2.   Shares Reserved under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 1,200,000 Shares, which may be authorized but unissued shares or treasury shares, of which 1,000,000 are reserved for issuance to Employees and 200,000 shares are reserved for issuance to Outside Directors; provided, however, that no Awards shall be granted under the Plan if such Awards, together with all previously established or proposed share compensation arrangements of the Company could result, at any time, in (1) the number of Shares of Stock reserved for issuance pursuant to stock options granted to insiders (which for purposes of this Section 2 shall be as defined in Section 627 of The Toronto Stock Exchange’s Company Manual, as the same may be amended from time to time (the “Company Manual”)) exceeding 10% of the number of Shares of Stock outstanding on a non-diluted basis immediately prior to the time of such grant excluding Shares of Stock issued pursuant to share compensation arrangements over the preceding one-year period; (2) the issuance to insiders within a one-year period of a number of Shares of Stock exceeding 10% of the number of Shares of Stock outstanding immediately prior to the time of issuance excluding Shares of Stock issued pursuant to share compensation arrangements over the preceding one-year period; or (3) the issuance to any one insider and such insider’s associates (which for purposes of this Section 2 shall be as defined in Section 627 of the Company Manual) within a one-year period of a number of Shares of Stock exceeding 5% of the Shares of Stock outstanding on a non-diluted basis immediately prior to the time of issuance excluding Shares of Stock issued pursuant to share compensation arrangements over the preceding one-year period. If there is a lapse, expiration, termination or forfeiture of any Award under this Plan, the Shares subject to such Award may again be used for new Awards under this Plan.

     3.   Participation. Participation in this Plan is limited to key executive and managerial Employees of the Company and its subsidiaries who are designated by the Committee in its sole discretion, and to Outside Directors of the Company. Persons who participate in the Plan are sometimes herein referred to as “Participants.”

     4.   Effective Date and Term; Termination of Old Plan. This Plan shall be submitted to the stockholders of the Company at the next Annual Meeting of stockholders to be held following the date of its adoption by the Board, and no Awards shall be granted unless and until it is so approved. If approved by a majority vote of the stockholders present and voting at such meeting, the Plan shall be effective the date of approval (the “Effective Date”). Notwithstanding the foregoing, the Plan shall only take effect if at the Annual Meeting the stockholders also approve the proposed restatement of the Company’s Certificate of Incorporation to remove the restrictions set forth therein on the payment of equity-based compensation. The term of the Plan shall continue until the tenth anniversary of the Effective Date (unless sooner terminated by the Board), or until all Shares reserved for Awards have been granted. No new Awards may be made after the termination of the Plan, but termination shall not affect the vesting of outstanding Awards. The Board may submit the Plan to stockholders for confirmation at the Annual Meeting of stockholders that is held in the fifth year following the year in which the Plan is initially approved. If the Plan is not so submitted, or is not confirmed by the stockholders, it shall remain in effect as provided above, but no Award granted after the date of such Annual Meeting shall qualify as a §162(m) Award, other than an Option or SAR the value of which is based solely on an increase in the Fair Market Value of the Shares covered by such Award. Effective up the approval of this Plan by the stockholders, the Philip Services Corporation Officers’ Stock-Based Bonus Plan, as approved by the stockholders May 5, 2001, shall be terminated, and no further awards shall be granted under such plan; provided that all awards previously granted under such plan shall continue in effect in accordance with their terms.

     5.   Awards. The Committee shall have the authority, in its sole discretion, to determine which Employees shall be Participants, and to grant such Awards to each Participant as it may, in its sole discretion, determine. The Committee may grant any of the types of Awards set forth below to any Participant, and may grant more than one type of Award to the same Participant. Each Award shall be evidenced by a written instrument or agreement between the Company and the Participant in the form determined by the Committee, and, except as otherwise specifically provided herein, the terms of each Award shall be determined by the Committee in its sole discretion. Each Award shall be based on a specified number of Shares, regardless of whether the Award involves the issuance of Shares or a cash payment based upon a number of Shares, and all references in this Plan to the number of Shares covered by an Award shall refer to the number of Shares which are either to be granted pursuant to the Award, or with respect to which the cash payment is determined. Each Outside Director shall automatically be a Participant, and shall automatically receive the Option grants set forth in Section 9(d), and may also receive such other Awards as may be determined by the entire Board, either by adoption of a formula or by individual grant.

     (a)   Restricted Shares. An Award of Restricted Shares shall consist of the issuance in the name of the Participant of a number of Shares specified by the Committee.

     (b)   Options. An Award of an Option shall consist of the right granted to a Participant to purchase a certain number of Shares for a purchase price specified at the time of the Award, as more fully described in Section 9.

     (c)   SAR. An award of a stock appreciation right, or SAR, shall consist of the right granted to a Participant to receive, with respect to a specified number of Shares, a payment equal to the difference between an amount determined at the time the Award is granted and an amount based on the Fair Market Value of the Shares at the time of exercise, as more fully described in Section 10.

     (d)   Phantom Stock. An award of Phantom Stock shall consist of the right granted to a Participant to receive, with respect to a specified number of Shares, a payment equal to or based upon the Fair Market Value of such number of Shares, as more fully described in Section 11.

     6.   Limitation on Awards. Anything else contained herein to the contrary notwithstanding, in no event may any Participant receive Awards that are intended to qualify as §162(m) Awards in any single year based on more than 500,000 Shares of Stock. The number or Shares covered by a Tandem SAR (as defined in Section 10(a)) shall not be counted in addition to the Shares covered by the related Option.

     7.   Vesting of Awards.

     (a)   Except as otherwise provided by the Committee, all Awards granted pursuant to this Plan shall be subject to vesting as hereinafter provided. Except as otherwise provided below, if a Participant terminates his/her Employment, whether by resignation, retirement, discharge, death or disability, all Awards that have not vested prior to such termination shall be forfeited and shall revert to the Company without further action by the Company or payment of consideration to the Participant. In the case of an Option, SAR, or Phantom Stock Award that requires an election by the Participant, the Participant may only make such election to the extent that the Award has vested.

     (b)   Except as otherwise provided herein or determined by the Committee, each Award shall vest with respect to twenty-five percent (25%) of the number of Shares covered by such Award (rounded to the next higher number of whole Shares) shall vest, on each anniversary of the date of such Award, provided that the Participant is still an Employee on such date. The vesting schedule provided in this Section 7(b) shall be applied separately to each Award.

     (c)   Notwithstanding Section 7(b), but subject to Section 7(e), all Awards granted to a Participant other than an Outside Director shall be fully vested upon the occurrence of any of the following events:

(i)	The Participant’s death while still an Employee,

(ii)	The Participant’s termination of Employment by reason of retirement after attaining the age of 65, or by reason of a mental or physical disability which prevents him/her from performing his/her duties as an Employee (as determined by the Committee); and

(iii)	The occurrence of a Change of Control, with respect to all Participants who are Employed on the effective date of the Change of Control or whose Employment was terminated in anticipation of the Change of Control.

     (d)   Notwithstanding Section 7(b), but subject to Section 7(e), all Awards other than Restricted Stock granted to a Participant who is an Outside Director shall be fully vested upon the termination of the Outside Director’s position on the Board for any reason, including nonelection, and all Awards of Restricted Stock shall be fully vested upon the occurrence of any of the following events:

(i)	The Participant’s death while still a member of the Board,

(ii)	The Participant’s resignation from the Board, or other termination of his/her services as a member of the Board, in either case by reason of a mental or physical disability which prevents him/her from performing his/her duties as a member of the Board (as determined by the Committee);

(iii)	The occurrence of a Change of Control, with respect to all Participants who are members of the Board on the effective date of the Change of Control or whose membership was terminated in anticipation of the Change of Control; and

(iv)	The failure of the Participant to be nominated for a new term on the Board at the expiration of his/her regular term after indicating his/her willingness to be re-elected (as determined by the Committee), or to be re-elected by the stockholders after being nominated.

     (e)   If a Participant’s Employment or membership on the Board is terminated by the Company for Cause, all unvested and all vested but unexercised Awards shall be forfeited in full, nor shall the Company have any obligation to issue any Shares or certificates, to any Participant during the pendency of any proceeding alleging any acts constituting Cause, provided that the preceding shall not be construed to limit the Committee’s authority to determine the existence of Cause.

     (f)   The Committee, in its sole discretion, may alter any of the requirements for vesting set forth in this Section 7, including without limitation providing any requirements for vesting that are based upon the attainment of performance goals by the Participant, by the Company, or by any division or subsidiary of the Company. In the case of a §162(m) Award (other than an Option or SAR the value of which is based solely on an increase in the Fair Market Value of the Shares covered by such Award), the vesting of such Award shall be dependent upon the achievement of objective performance criteria, which shall be established by the Committee at a time when achievement of the performance criteria is substantially uncertain (but in any case not after the expiration of the first 25% of the time period over which achievement of the performance criteria is determined), and no such Award shall vest or be paid until the Committee has determined that the performance criteria have been satisfied. Any deviation from the vesting provisions in this Section 7 shall be set forth in the written instrument or agreement evidencing the Award.

     8.   Restricted Shares.

     (a)   Upon each Award of Restricted Shares, the Company shall issue a certificate or certificates in respect of the Restricted Shares in the name of the Participant, and shall hold such certificate(s) on deposit for the account of the Participant with respect to the Restricted Shares represented thereby until such time as Restricted Shares vest. Such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Philip Services Corporation Stock-Based Bonus Plan. A copy of said Plan is file in the offices of the Secretary of Philip Services Corporation; 5151 San Felipe; Suite 1600; Houston, Texas 77056.”

The Participant further agrees, if required by the Company, he/she will execute a stock power endorsed in blank in favor of the Company with respect to the Shares and shall promptly deliver such stock power to the Company.

     (b)   Upon the vesting of the Restricted Shares, the Company shall deliver to the Participant (or to the Participant’s Beneficiary) the certificate(s) in respect of such Shares and any related stock powers held by the Company pursuant to Section 7(b) above. The Restricted Shares which shall have vested shall be free of the restrictions referred to herein, and the certificate(s) relating to such vested Shares shall not bear the legend provided for in Section 8(a).

     (c)   Any Restricted Shares granted under this Plan shall not be transferable until they have vested, except as otherwise provided in Section 13.

     (d)   Except as otherwise provided herein, the Participant, as owner of the Restricted Shares, shall have all rights of a stockholder, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares.

     9.   Options.

     (a)   Options granted under the Plan to an Employee may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). Any Option that satisfies all of the requirements of Code §422 of the Code may be designated by the Committee as an ISO. An Option (or portion thereof) that is not so designated, that is granted to an Outside Director, or that does not satisfy the requirements of Code §422, shall not constitute an ISO and shall be an NSO.

     (b)   An ISO must (i) have an exercise price that equals or exceeds the Fair Market Value of the Shares subject to such Option at the date of grant and (ii) expire no later than ten years after the date of grant. The aggregate Fair Market Value, determined on the date of grant, of the Shares with respect to which ISOs granted to a Participant under all plans of the Company and its subsidiaries (as defined in Code §424(f)) may become exercisable during a calendar year may not exceed $100,000. To the extent the foregoing limitation is exceeded, the excess Shares shall be deemed to be subject to NSOs.

     (c)   A Participant may exercise an Option to the extent it has become vested by delivering a written notice of exercise to the Company at its corporate headquarters, directed to the attention of the Secretary. Contemporaneously with the delivery of notice with respect to exercise of an Option, the full purchase price of the Shares purchased pursuant to the exercise of the Option shall be paid in cash, or, if approved by the Company, by tender of Share certificates in proper form for transfer to the Company valued at the Fair Market Value of the Shares on the preceding day, or by any combination of the foregoing or with any other consideration acceptable to the Committee. Payment upon the exercise of such Option may also be made by means of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the portion of the sale or loan proceeds sufficient to pay such purchase price.

     (d)   Each Outside Director elected to the Board for the first time after the adoption of the Plan (including those elected at the shareholder’s meeting at which the Plan is approved) shall automatically receive a grant of 8,000 Options upon the date of his/her initial election, and each Outside Director (including those previously elected to the Board) shall automatically receive a grant of 4,000 Options as of each January 1 following the date of approval of the Plan by the shareholders. Such Options shall have a term of 10 years and an exercise price per Share equal to the Fair Market Value of a Share on the date of grant, and shall vest in accordance with the four-year vesting schedule provided in Section 7(b), as modified in the case of termination of the Outside Director’s membership on the Board in accordance with Sections 7(d) (relating to accelerated vesting) and 7(e) (relating to forfeiture for Cause).

     10.   SARS.

     (a)   SARs granted under the Plan may either be granted together with an Option (a “Tandem SAR”) or independently (a “Stand Alone SAR”). A Participant who is awarded an SAR shall be entitled to receive from the Company, at the time the SAR is exercised, an amount equal to the product of (i) the number of Shares as to which the Participant is exercising the SAR, and (ii) the excess of the Fair Market Value at the date of exercise of a Share (or an amount calculated by reference to and not in excess of the Fair Market Value, as specified by the terms of the Award) over (A) the exercise price specified by the Committee at the date of grant of the related Option (in case of a Tandem SAR) or (B) the “base price” specified by the Committee at the date of grant of a Stand Alone SAR. A Participant may exercise an SAR to the extent it has become vested by delivering a written notice of exercise to the Company at its corporate headquarters, directed to the attention of the Secretary. Tandem SARs shall be exercisable only to the extent that the related Option is vested and at the exercise price of the Option. A Tandem SAR shall be canceled to the extent that the related Option is exercised and the Option shall be canceled to the extent that the related Tandem SAR is exercised.

     (b)   The Committee, in its sole discretion, may specify whether the amount to be paid upon the exercise of an SAR shall be paid in cash, by the transfer of a number of Shares having a Fair Market Value at the date of exercise equal to such amount, or by a combination of the two, and may also provide that the determination of whether such amount shall be paid in cash or Shares shall be at the election of either the Committee or the Participant. If not otherwise specified in the Award, the amount shall be paid by the transfer of a whole number of Shares and cash equal to the value of any fractional Shares, subject to the right of the Committee to elect to settle all or a portion of the Company’s obligation arising out of the exercise of an SAR by the payment of cash.

     11.   Phantom Shares.

     (a)   An Award of Phantom Shares shall consist of the right of the Participant to receive a payment equal to, or based on a formula determined by reference to (and not in excess of), the Fair Market Value of a specified number of Shares as set forth in the Award. Such amount shall be paid, after it has vested, either at a time specified in the Award, or upon exercise by the Participant. If not otherwise specified in the Award, such amount shall be paid at such time as the Participant elects after the Award has become vested.

     (b)   The Committee, in its sole discretion, may specify whether the amount to be paid with respect to a Phantom Stock Award shall be paid in cash, by the transfer of a number of Shares having a Fair Market Value at the date of exercise equal to such amount, or by a combination of the two, and may also provide that the determination of whether such amount shall be paid in cash or Shares shall be at the election of either the Committee or the Participant. If not otherwise specified in the Award, the amount shall be paid by the transfer of a whole number of Shares and cash equal to the value of any fractional Shares, subject to the right of the Committee to elect to settle all or a portion of the Company’s obligation arising out of a Phantom Stock Award by the payment of cash.

     12.   Exercise or Payment after Termination.

     (a)   Upon termination of Employment, any Award that was vested at the time of termination (including any acceleration of vesting that occurs by reason of the termination) shall be payable to the Participant or his/her Beneficiary as soon as practicable after the termination, and to the extent not vested shall be forfeited. An Option, SAR, or Phantom Stock Award that requires an election by the Participant shall be exercisable by the Participant or his/her Beneficiary, to the extent vested, within such period following the termination as may be specified in the terms of the Award, but not later than the date on which the Award would otherwise have expired, and to the extent not exercised within such period shall be forfeited. If not otherwise specified in the Award, the period of time for exercise after termination of Employment shall be three months except in the case of death or disability, in which case it shall be twelve months.

     (b)   The Committee may permit Participants to designate Beneficiaries to receive the benefit of an Award of a Participant who dies prior to receipt of such Award, in accordance with procedures established by the Committee, but if the Committee does not adopt such procedures, or if the Director has not designated a Beneficiary or the Committee is unable to determine who the Director’s Beneficiary was, the Shares shall be issued to the Participant’s estate. In the case of an Option, SAR, or Phantom Stock Award that requires an election by the Participant, the Participant’s Beneficiary shall have the right to make such election.

     (c)   In the case of a Participant who is unable, by reason of physical or mental disability, to exercise an election or receive the benefits of an Award, the Committee shall treat such Participant’s legal guardian, if any, or any person who has a power of attorney over the Participant’s affairs, as his/her Beneficiary. If no legal guardian has been appointed and no person has the Participant’s power of attorney, the Committee may, in its sole discretion, treat any person who demonstrates that he/she will apply the Award for the Participant’s benefit and support as the Participant’s Beneficiary. The determination in good faith of the person to be treated as a Participant’s Beneficiary shall be final, conclusive and binding on all other persons.

     13.   Nontransferability. Except as otherwise provided in Section 12 with respect to Beneficiaries, Awards shall not be transferable, and any purported transfer, whether voluntary or involuntary, by a Participant shall be null and void and confer no rights upon the purported transferee. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Participants to transfer Awards other than ISOs to members of their family, trusts, family partnerships or other entities established for members of their family, or charitable organizations, subject to such terms, conditions and limitations as the Committee may require. Any Awards so transferred shall remain subject to forfeiture in the hands of the transferee during the Restricted Period. Nothing contained herein shall be construed to limit the ability of a Participant to transfer Restricted Shares that have become vested, or Shares that are issued upon exercise of an Option, SAR, or Phantom Stock Award, subject to Section 14.

     14.   Other Provisions; Securities Registration. The issuance of any Shares under the Plan may also be subject to other provisions as legal counsel to the Company deems appropriate, including, without limitation, such provisions as may be appropriate to comply with federal or state securities laws and stock listing requirements. Each Participant acknowledges and agrees that the issuance of Shares pursuant to the Plan has not been registered with the SEC, and that unless and until such issuance is registered the sale of such Shares may be limited as necessary to comply with applicable securities laws.

     15.   Equitable Adjustments. Notwithstanding any other provision of the Plan, in the event of a reorganization, recapitalization, stock split, reverse split, stock dividend, distribution of assets other than pursuant to a normal cash dividend, combination of shares, merger, consolidation, split-up, split-off, spin-off, share exchange or any similar change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems are appropriate (such determination to be conclusive) to reflect such event (and to prevent the dilution or enlargement of rights under the Plan and outstanding Awards) for all purposes of the Plan, including, without limitation, adjusting the number and kind of shares of stock or other securities of the Company or any successor with respect to which Awards may be made, or providing for the conversion of the Shares subject to outstanding Awards, or Shares that have been issued pursuant to Awards, into other stock or securities of the Company or any successor, or settling all or part of any outstanding Award for a payment equal to the value of the Award based on the Fair Market Value of the Shares, taking into account any effect of such event on Fair Market Value, and/or the acceleration of vesting if such event constitutes a Change of Control.

     16.   Amendment or Discontinuation of Plan. The Board may amend or discontinue the Plan at any time or suspend or discontinue the Plan at any time, except that no amendment to the Plan shall adversely affect any Award made prior to the date of such amendment without the express written consent of the Participant affected, and the Board may not adopt any change to the Plan that would cause Awards to cease to qualify as exempt transactions under SEC Rule 16b-3, that would preclude Awards that are intended to qualify as §162(m) Awards from so qualifying, that would expand the class of Employees eligible to receive ISOs, that would increase the number of Shares reserved for issuance under the Plan (other than pursuant to Section 15), or that would violate the listing rules of any stock exchange on which the Shares are listed, except for any such change as would not have such effect if approved by the stockholders of the Company, in which case, the Board may only adopt such change subject to such approval.

     17.   Miscellaneous.

     (a)   Nothing contained herein shall be construed to give any person the contractual right to remain in the Employ of the Company, or to be elected to or continue as an Outside Director of the Company.

     (b)   No term of any Award, including without limitation any provision for the “cashless exercise” of any Option or deferred payment for Shares, shall require the Company to take any action which the Company determines would constitute a direct or indirect loan or extension of credit to a director or executive officer of the Company in violation of Section 13(k) of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the Company shall have no obligation to provide any accommodation to the Participant in lieu of any such term.

     (c)   Anything else contained herein to the contrary notwithstanding, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financing reporting requirement under the United States securities laws, any Award granted to the Chief Executive Officer or Chief Financial Officer of the Company under this Plan within the twelve month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, be null and void, and the Company shall have no further obligation with respect to any such Award.

     (d)   This Plan shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflicts of laws).

     (e)   Any notice required or permitted to be given by the Company or any Participant hereunder may be given by personal delivery, sent by facsimile or reputable overnight courier service, or sent by registered or certified United States mail, with proper postage prepaid, and addressed to the Company at its principal corporate headquarters, to the attention of the Secretary, and to a Participant at his/her most recent address listed on the records of the Company. Notices shall be given when delivered by hand and deemed given on the next business day following transmission by facsimile or overnight courier, or on the fifth business day after being mailed.

     (f)   In interpreting this Plan, all singular words include the plural form and vice versa, and nouns and pronouns of one gender include all genders. Captions and section headings are for convenience of reference and have no substantive meaning.

     18.   Committee.

     (a)   This Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, subject to the consent or approvals, if any, required by the rules of any stock exchange on which the securities of the Company are then listed or traded and subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or admissible in connection with the administration of the Plan, including, without limitation, the authority to interpret and construe all terms of the Plan and to prescribe, amend and rescind rules, regulations and procedures relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination, interpretation, construction or other action made or taken pursuant to the provisions of the Plan by or on behalf of the Committee shall be final, binding and conclusive for all purposes and upon all persons, including without limitation the Company, the Company’s stockholders, the Participants and their respective successors in interest. Notwithstanding the foregoing provisions of this Section 18(a), all powers, authority and duties given the Committee by any provision of this Plan may be exercisable by the Board or delegated by the Board to any other person or committee in its sole discretion, except to the extent that such delegation would prevent an Award that is intended to qualify under SEC Rule 16b-3, or to qualify as a§162(m) Award, from so qualifying.

     (b)   The authority to administer and interpret the Plan on a daily basis, subject to the authority of the Committee as provided in Section 13(a), including the authority to prescribe procedures and take all other action that is ministerial or technical in nature, shall be exercised by the Senior Vice President, Human Resources of the Company, or persons acting under his/her supervision and control, or such other officer of the Company as may be designated by the Board or the Chief Executive Officer of the Company.

     (c)   No member of the Committee, or officer or Employee of the Company, shall be personally liable by reason of any action taken, or omitted, by such person, which such person believed in good faith to be proper under the Plan, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, and each other officer or Employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including reasonable fees and disbursements of legal counsel) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan unless arising out of such person’s own fraud or bad faith.

     19.   Certain Definitions. As used herein, the following terms shall have the following meanings:

     (a)   “Annual Meeting” means the regular annual meeting of stockholders of the Company.

     (b)   “Award” means an issuance of Restricted Shares, an Option, an SAR, or Phantom Shares to a Participant pursuant to Section 5. As the context requires, the term “Award” may also refer to the written instrument or agreement setting forth the terms of an Award.

     (c)   “Beneficiary” means the person who shall receive an Award, and have the right to elect to exercise an Option, SAR, or Phantom Stock Award that requires an election, as determined under Section 12.

     (d)   “Board” means the Board of Directors of the Company.

     (e)   “Cause” means the termination of a Participant’s Employment or membership on the Board by reason of the fact that the Participant has committed fraud on the Company, that the Participant has committed a felony, or a criminal offense involving the Company, whether or not the Participant is indicted or convicted, or that the Participant has committed a willful or intentional breach of his/her obligations as an Employee, including a willful or intentional breach of any employment agreement or persistent failure to carry out the responsibilities or his/her position or to comply with the rules and procedures of the Company. A Participant’s Employment shall be treated as having been terminated for Cause if the Participant is terminated for other reasons, or resigns, at a time when Cause existed (whether or not the Company was aware of the Cause) at the time of termination, or if the Employee engages in a willful or intention breach of any noncompete or confidentiality agreement after termination. The existence of Cause shall be determined by the Committee, and its determination, if made in good faith, shall be final and conclusive. The payment of any Award shall be suspended for the period of time during which the determination of Cause is being made.

     (f)   “Change of Control” means the occurrence after the Effective Date of any of the events described in (i), (ii), or (iii) below. Certain capitalized terms used to determine whether a Change of Control has occurred are defined in (iv).

(i)	Any person (as defined in the Exchange Act), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) or has the right to exercise control or direction over Voting Securities of the Company carrying in excess of 40 percent of the votes attached to all Voting Securities of the Company then outstanding other than a person that is an Insider.

(ii)	The individuals who constitute the Board on the Effective Date together with those who first become directors subsequent to such date and whose election to the Board was approved by a vote of at least a majority of the directors then still in office who were either directors as of such date or whose recommendation, election or nomination for election was previously so approved (other than any directors whose initial election was a result of a proxy contest or a threatened proxy contest), cease for any reason to constitute a majority of the members of the Board.

(iii)	Either

(A)	the stockholders of the Company approve any business combination having the effect that the existing stockholders of the Company do not own or control at least 75% of the Voting Securities of the resulting entity in approximately the same proportion as they owned such securities of the Company immediately prior to the business combination; or

(B)	the stockholders of the Company approve either (1) a liquidation or dissolution of the Company or (2) a sale of all or substantially all of the assets of the Company and, in the case of either (1) or (2), the existing stockholders of the Company do not own or control at least 75% of the Voting Securities of the acquiring or resulting entity in approximately the same proportion as they owned the Voting Securities of the Company immediately prior to any such transaction.

(iv)	For purposes of the definition of “Change of Control”:

(A)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(B)	“Insider” means a person (as defined in the Exchange Act) that as of the Effective Date beneficially owns or exercises control or discretion over, directly or indirectly, more than 25 percent of the Voting Securities of the Company.

(C)	“Voting Securities” of any corporation means any securities of such corporation ordinarily carrying the right to vote in respect of election of directors of such corporation; provided, that if any such securities shall at any time carry the right to cast more than one vote in respect of the election of directors, such securities shall, when and so long as they carry such right, be considered for the purposes of this Plan to constitute such number of the securities as is equal to the number of votes in respect of the election of directors as may be cast by the holder.

     (g)   “Code” the Internal Revenue Code of 1986, as amended from time to time.

     (h)   “Committee” means such the Compensation Committee of the Board or such other committee as the Board may designate to administer the Plan. If there shall be no Compensation Committee of the Board and no committee of the Board is so designated, “Committee” means the entire board. If at any time any member of the Committee is not an “outside director” as defined by IRS Regulations §1.162-27, the authority to make any Award that is intended to qualify as a§162(m) Award, and to determine whether the performance criteria for such Award, if applicable, have been met, shall be delegated to a subcommittee of the Committee consisting of all members of the Committee who are outside directors, and such subcommittee shall constitute the Committee with respect to such Award for all purposes of the Plan.

     (i)   “Company” means Philip Services Corporation, a Delaware corporation, its successors and assigns.

     (j)   “Employee” means a person who is a common law employee of the Company or of any subsidiary of the Company designated by the Committee, and “Employment” means the status of being an Employee. Except as otherwise provided in the terms of an Award, a Participant whose status with the Company changes, including termination of status as an officer, but who continues to be an Employee shall not be considered to have incurred a termination of Employment. In the case of an Outside Director, the term “Employment” shall refer to such Outside Director’s membership on the Board, where such meaning is appropriate in the context. An Employee who becomes an Outside Director, or an Outside Director who becomes an Employee, shall not be considered to have incurred a termination of Employment, unless such change of status coincides with an event that would otherwise cause the Participant to become fully vested, as in the case of an Employee who is elected as an Outside Director upon retirement.

     (k)   “Fair Market Value” of a Share means:

(i)	If the Stock is listed on The NASDAQ Stock Market (“NASDAQ”) and has been designated as a NASDAQ National Market (“NNM”) security,

(A)	the average of the reported highest and lowest sale prices per share of such Stock as reported on NASDAQ on the relevant date; or

(B)	in the absence of reported sales on that date, the average of the reported highest and lowest sales prices per share on the last previous day for which there was a reported sale; or

(ii)	If the Stock is listed on NASDAQ as a NASDAQ SmallCap Market security (and has not been designated as a NNM security), the average of the highest bid and lowest asked prices per share of Stock on the relevant date; or

(iii)	If the preceding clauses (i) and (ii) do not apply, but the Stock is listed on one or more national securities exchanges,

(A)	the average of the reported highest and lowest sale prices per share of such Stock as reported on the reporting system selected by the Committee on the relevant date; or

(B)	in the absence of reported sales on that date, the average of the reported highest and lowest sales prices per share on the last previous day for which there was a reported sale; or

If the preceding clauses (i), (ii), and (iii) do not apply, the Fair Market Value determined by the Committee, using such criteria as it shall determine, in good faith and in its sole discretion, to be appropriate for such valuation.

     (l)   “Outside Director” means a member of the Board who is not currently an Employee of the Company or any of its subsidiaries.

     (m)   “Participant” means a person who receives an Award under the Plan, for so long as such Award is outstanding.

     (n)   “Plan” means this Stock-Based Bonus Plan, including any amendments hereof and rules and regulations hereunder.

     (o)   “SEC” means the Securities and Exchange Commission.

     (p)   "§162(m) Award” means an Award to an Employee that is intended to qualify as qualified performance based compensation for purposes of Code §162(m) and the Regulations issued thereunder. Except for an Option or SAR the value of which depends entirely upon an increase in the Fair Market Value of the Shares covered by such Award, an Award shall constitute a§162(m) Award only if the Committee designates it as such, and sets forth performance criteria that meet the requirements of Section 7(f), at the time the Award is granted.

     (q)   “Share” means a single share of Stock granted pursuant to this Plan.

     (r)   “Stock” means the common stock of Philip Services Corporation, a Delaware Corporation, having a par value of $0.01 per share, or such other securities as may be determined pursuant to Section 15.